Exhibit 10.1

MAXWELL TECHNOLOGIES, INC.

2005 OMNIBUS EQUITY INCENTIVE PLAN:

NOTICE OF STOCK UNIT AWARD

(NON-EMPLOYEE DIRECTOR AUTOMATIC QUARTERLY GRANTS)

You have been granted vested units representing shares of Common Stock of Maxwell Technologies, Inc. (the “Company”) on the following terms:

Name of Recipient:	«Name»

Total Number of Units Granted:	«TotalUnits»

Date of Grant:	«DateGrant»

You and the Company agree that these units are granted under and governed by the terms and conditions of the Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan (the “Plan”) and the Stock Unit Agreement, both of which are attached to and made a part of this document.

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

RECIPIENT:	MAXWELL TECHNOLOGIES, INC.

By:

Title:

MAXWELL TECHNOLOGIES, INC.

2005 OMNIBUS EQUITY INCENTIVE PLAN:

STOCK UNIT AGREEMENT

Payment for Units	No payment is required for the units that you are receiving.

Vesting	The units are vested in full at grant.

Settlement of Shares

The units will be settled, meaning that for each unit you have been granted one Share will be issued to you, on the earliest to occur of the following:

•     The February 15th next following the Date of Grant,

•     The sixtieth (60th) day following termination of your service on the Board, provided that such termination constitutes a “separation of service” under Code Section 409A(a)(2)(A)(i) and the regulations and guidance thereunder; or

•     The effective date of a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as set forth in Code Section 409A(a)(2)(A)(v) and the regulations and guidance thereunder (such transaction referred to as a “409A Change of Control.”

At the time of settlement, you will receive one Share for each vested unit. Units will be settled in whole Shares only, rounded down to the nearest whole Share.

Nature of Units	Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock (or distribute cash) on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	You have no rights, including no voting rights, as a stockholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock. You will be entitled to receive credit for cash dividends and stock dividends paid with respect to the corresponding number of shares subject to your units during the period between their grant date and the applicable share settlement date, provided that the Fair Market Value of any such dividends will be converted into an additional number of units (based on the Fair Market Value of the Common Stock at the time of such dividend payment), which additional units will be subject to the same restrictions and conditions as apply to, and will be settled at the same time and in the same manner as, the unit shares to which they relate.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.

Beneficiary Designation	You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.

Withholding Taxes	While under current law the Company is not required to withhold taxes with respect to the units, to the extent that withholding obligations arise in the future, then the Company will withhold Shares that otherwise would be issued to you when the units are settled. The fair market value of withheld Shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

Restrictions on Resale	You agree not to sell any Shares issued under the units at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your service on the Board continues and for such period of time after the termination of your service as the Company may specify.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Effect of Merger	If the Company is a party to a merger, consolidation or reorganization, then your units will be subject to Section 16 of the Plan, provided that any action taken must either (a) preserve the exemption of your units from Code Section 409A or (b) comply with Code Section 409A.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Plan.

The Plan, this Agreement and the Notice of Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.